November 15, 2007

FHLBank Topeka Announces Third Quarter 2007 Results

TOPEKA, KAN. – FHLBank Topeka (FHLBank) released financial results for the nine-month period ended September 30, 2007, this past Tuesday when it filed its third quarter Form 10-Q with the Securities and Exchange Commission (SEC).

“We continue to have strong financial results, which has allowed us to increase our third quarter dividend to our members,” said Andrew J. Jetter, FHLBank Topeka president and CEO. “We are a primary source of liquidity for our financial institution members and the recent volatility in the capital markets significantly increased demand for our advances. Our third quarter results, which coincided with our 75th anniversary, demonstrate our ongoing ability to fulfill the FHLBank System’s original mission of providing members with low-cost funding and liquidity. Also, I am pleased to report that due to our low-risk business model we continue to be rated triple-A by both Standard & Poor’s and Moody’s, and have virtually no exposure to subprime mortgages in either our mortgage-backed securities or MPF loan portfolios.”

Total assets were $56.7 billion at September 30, 2007, up 8 percent from $52.7 billion at December 31, 2006; total advances increased from $28.4 billion at the end of December to $33.0 billion as of the end of the third quarter.

FHLBank’s net income as reported in accordance with generally accepted accounting principles (GAAP) for the nine-month period ending September 30, 2007, was $107.8 million compared to $100.3 million for the nine-month period ending September 30, 2006. As reflected in the FHLBank’s September 30, 2007, financial statements, this increase was primarily due to an increase in net interest income.

As part of evaluating its quarterly performance, the FHLBank adjusts net income reported in accordance with GAAP for certain items in order to arrive at core income. Core income adjusts GAAP net income for the impact of: (1) its AHP and REFCorp assessments; (2) SFAS 133-related items; and (3) other irregular or non-recurring items such as prepayment fees, gain/loss on trading securities, gain/loss on retirement of debt and gain/loss on sales of securities. As reflected in the table below, core income increased in 2007 but core income ROE as a spread to three-month LIBOR decreased to 3.88 percent in the first nine months of 2007 compared to 4.27 percent for the first nine months of 2006. This decrease in core ROE spread was caused by the increase in 3-month LIBOR as well as an increase in Office of Finance and Federal Housing Finance Board expenses, a slight narrowing of net interest spreads and increased operating expenses related to staff increases to meet our increasing regulatory burden from SEC registration and Federal Housing Finance Board requirements.

	Nine months ending September 30,
(Amounts in thousands)	2007	2006
Net Income, as reported under GAAP	$107,759	$100,264
REFCorp/AHP Assessments	39,103	36,435

Income before REFCorp/AHP Assessments	146,862	136,699
SFAS 133-related & Other Adjustments[1]	(1,303)	972

Core Income Before Assessments	$145,559	$137,671

1 The 2007 amount includes “Prepayment fees on terminated advances,” “Net realized gain (loss) on sale of held-to-maturity securities,” “Net gain
(loss) on trading securities” and “Net gain (loss) on derivatives and hedging activities” directly from the FHLBank’s unaudited June 30, 2007
Statements of Income. The 2006 amount includes the same captions from the FHLBank’s unaudited June 30, 2007 Statements of Income, but also includes a $4,696 net realized loss on retirement of debt that is included in the “Other” category of “Other Income.”

Average GAAP Capital for the period	$2,099,035	$1,955,343

ROE, based upon GAAP Income Before Assessments	9.35%	9.35%

ROE, based upon Core Income Before Assessments	9.27%	9.41%
Average 3-Month LIBOR for the period	5.39%	5.14%

Core ROE Income as a Spread to 3-Month LIBOR	3.88%	4.27%

FHLBank was able to increase its retained earnings by $23.2 million, or 13.5 percent, during the first nine months of 2007 to a total of $195.0 million as of September 30, 2007, while continuing to pay attractive dividends to its members. Dividends paid for the third quarter of 2007 were 4.55 percent and 6.70 percent for Class A Common Stock and Class B Common Stock, respectively. Dividend rates were up slightly from those paid in the first and second quarters of 2007 when we paid 4.45 percent and 6.50 percent for Class A Common Stock and Class B Common Stock, respectively, for both quarter.

FHLBank Topeka’s Form 10-Q, with complete September 30, 2007, financial statements and management’s discussion and analysis of FHLBank’s financial condition and results of operation, is available on the SEC’s Web site (www.sec.gov) and through FHLBank’s Web site (www.fhlbtopeka.com).

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements describing the objectives, projections, estimates or future predictions of the FHLBank’s operations. These statements may be identified by the use of forward-looking terminology such as anticipates, believes, could, estimate, may, should and will, or other variations on these terms. The FHLBank’s actual results may differ materially from those expressed in any forward-looking statements as a result of many factors and uncertainties including, but not limited to: the effects of SFAS 133 accounting treatment and other accounting rule requirements, changes in the regulatory requirements of the Federal Housing Finance Board, the FHLBank’s ability to pay dividends out of retained earnings, changes in interest rates, changes in projected business volumes, the FHLBank’s cost of funding, changes in the FHLBank’s membership profile, the withdrawal of one or more large members, shifts in demand for FHLBank products, and general economic conditions